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                                                                    Exhibit 99.1



BOSTON SCIENTIFIC ADDRESSES PATENT LITIGATION

         NATICK, Mass., June 28 -- Boston Scientific Corporation (NYSE: BSX) announced today that the United States District Court for the Northern District of California issued on June 22, 1999 and docketed on June 24, 1999 an order relating to a patent infringement suit filed by Advanced Cardiovascular Systems ("ACS") against Boston Scientific's Scimed subsidiary with respect to Scimed's BANDIT(TM) PTCA catheter. The court granted ACS's motions for summary judgment asserting the validity and infringement of ACS's patent. The court denied ACS's motion for summary judgment on the enforceability of its patent and Scimed's motions for summary judgment asserting the invalidity of, and Scimed's failure to willfully infringe, ACS's patent. Trial on the remaining issues is scheduled to commence in February 2000. ACS has not yet advanced damage contentions in the case and an estimate of damages cannot be made; however, if the Company is unsuccessful at trial and/or on appeal, monetary damages could reach a material level.

         The Company believes that it has several grounds on which to appeal the court's order and intends to do so. The Company continues to believe that it has meritorious defenses against the claims alleged in this litigation, and that ultimately an adverse outcome is not probable. Management believes that an accounting provision for this contingency is therefore unnecessary.

         Sales of the BANDIT(TM) PTCA catheter at issue in this case were approximately $190 million in 1996. Primarily due to the introduction of the Company's Ranger(TM) PTCA catheter products in September 1996, sales of the BANDIT(TM) PTCA catheter declined to approximately $155 million in 1997, $45 million in 1998 and have been insignificant in 1999. The Company's other products, including the Ranger(TM) catheter, are unaffected by this litigation.

         This press release contains forward looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward looking statements and may be adversely affected by, among other things, risks and uncertainties related to competitive offerings and new product launches, timing and scope of regulatory approvals, research and development programs, continued international expansion and foreign exchange fluctuations, intellectual property rights, the ability of the Company to implement its overall business strategy and other factors described in the Company's filings with the Securities and Exchange Commission.

         Boston Scientific is a worldwide developer, manufacturer, and marketer of medical devices. The Company's products are used in a broad range of interventional medical specialties.



       Contact:                               Larry Best (508-650-8450)
                                              Sabrina Nicholson (508-647-2551)
                                              Boston Scientific Corporation